Exhibit 23.2

1114 Avenue of the Americas 23rd Floor New York, New York 10036.7703 USA Tel 212.880.6000 Fax 212.682.0200 www.torys.com

May 12, 2022

Franco-Nevada Corporation

199 Bay Street, Suite 2000

Commerce Court West

Toronto, Ontario M5L 1G9

TO: The Board of Directors of Franco-Nevada Corporation

We hereby consent to the use of our name in the Registration Statement on Form F-3 filed by Franco-Nevada Corporation on May 12, 2022, as such may thereafter be amended or supplemented, and in the prospectus contained therein, under the caption “Legal Matters”. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required by the Securities Act 1933, as amended, or the rules and regulations promulgated thereunder.

Very Truly Yours,

/s/ Torys LLP